EXHIBIT 99.1 [THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

August 7, 2007	For More Information Contact: Mark D. Curtis, Senior Vice President and Treasurer (516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE
THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES SIX MONTH
AND SECOND QUARTER 2007 EARNINGS

        Glen Head, New York, August 7, 2007 (PRIME NEWSWIRE) – In the first six months of 2007, The First of Long Island Corporation (Nasdaq: FLIC) earned $.71 per share versus $.72 for the same period last year. In the second quarter of 2007, earnings were $.37 per share versus $.36 for the same quarter last year. During the first quarter of this year, the Corporation announced a 2-for-1 stock split and a change in the frequency of its cash dividend from semiannually to quarterly.

        Thus far this year, the Corporation has experienced continued loan and deposit growth. Contributing to this growth were recent hires in the Bank’s lending and business development groups and branch openings, both in accordance with the Bank’s current strategic plan. Although these initiatives should constrain earnings in the near term, both are expected to have positive future impact. Also in accordance with its strategic plan, the Bank has been using runoff from its investment securities portfolio to fund a portion of its loan growth. This has been helpful to the Bank’s earnings in that it involves moving monies from lower to higher yielding asset categories.

        The current interest rate environment and competitive conditions in the Bank’s market area both pose challenges. The yield curve continues to be flat to inverted and strong competition for loans and deposits has put upward pressure on deposit pricing, downward pressure on loan pricing and made core deposit growth challenging. Either a restoration of yield curve slope or a lessening of competition should improve earnings.

         The Bank has regulatory approval to open a branch in Suffolk County, Long Island in the town of Babylon. The Babylon branch is expected to open by the end of the year.

BALANCE SHEET INFORMATION

	6/30/07	12/31/06

	(in thousands)
Total Assets	$987,818	$954,166
Net Loans	468,517	445,574
Investment Securities	416,405	454,851
Checking Deposits	335,892	321,524
Savings and Money Market Deposits	324,187	318,494
Time Deposits	216,393	184,779
Total Stockholders' Equity	97,541	95,561

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INCOME STATEMENT INFORMATION

	Six Months Ended		Three Months Ended

	6/30/07	6/30/06	6/30/07	6/30/06

	(in thousands, except per share data)

Net Interest Income	$17,886	$17,865	$9,088	$9,069
Provision For Loan Losses	203	385	81	149

Net Interest Income After Loan Loss Provision	17,683	17,480	9,007	8,920

Noninterest Income	2,920	2,993	1,461	1,408
Noninterest Expense	13,833	13,271	6,912	6,759

Income Before Income Taxes	6,770	7,202	3,556	3,569
Income Tax Expense	1,302	1,601	716	775

Net Income	$5,468	$5,601	$2,840	$2,794

Earnings Per Share*:
Basic	$ .72	$ .73	$ .37	$ .36
Diluted	$ .71	$ .72	$ .37	$ .36

* Adjusted for 2-for-1 stock split paid April 16, 2007

      This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

        For more detailed financial information please see the Corporation’s Form 10-Q for the quarterly period ended June 30, 2007. The Form 10-Q will be available on or before August 9, 2007 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-Q by going to our website at www.fnbli.com and clicking on “About Us”, then clicking on “SEC Filings”, and then clicking on “Corporate SEC Filings.”

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